UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

WisdomTree, Inc.
(Name of Registrant as Specified In Its Charter)

ETFS Capital Limited Graham Tuckwell
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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ETFS Capital Limited, a Jersey company (“ETFS Capital”), together with the other participant in its proxy solicitation (collectively, “ETFS”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes AGAINST the election of certain directors of WisdomTree, Inc., a Delaware corporation (the “Company”), at the Company’s 2024 annual meeting of stockholders (the “2024 Annual Meeting”).

Item 1: On May 6, 2024, ETFS issued the following press release as well as an open letter to stockholders of the Company. A copy of the letter is attached hereto as Exhibit 1 and is incorporated herein by reference.

ETFS Capital Files Definitive Proxy Statement and Releases Letter to Fellow WisdomTree Stockholders

ETFS Believes that Wisdomtree Trades at a Significant Discount to the Intrinsic Value of its Core ETF Business

2024 Annual Meeting a Referendum on the Board and Management’s Refusal to Take Steps to Unlock Value for ALL Stockholders

WisdomTree Stockholders Urged to Vote AGAINST the Re-Election of Chairman Win Neuger, Director Anthony Bossone, And CEO And Director Jonathan Steinberg on GOLD ETFS Proxy Card

Visit www.UnlockWT.com for More Information

NEW YORK, May 6, 2024 -- ETFS Capital Limited (“ETFS Capital”), the largest combined owner of common stock, $0.01 par value (the “Common Stock”), and Series A Non-Voting Convertible Preferred Stock (the “Series A Preferred Stock”) of WisdomTree, Inc. (“WisdomTree” or the “Company”) (NYSE: WT), with ownership of approximately 10% of the outstanding Common Stock, which together with its Series A Preferred Stock would represent approximately 18% of the Company’s outstanding Common Stock on an as-converted basis, announced today that it has released a letter to its fellow WisdomTree stockholders and filed a definitive proxy statement with the Securities and Exchange Commission in connection with WisdomTree’s 2024 Annual Meeting of Stockholders, which is scheduled for June 12, 2024.

ETFS Capital’s letter to its fellow WisdomTree stockholders is attached to this release.

A copy of ETFS Capital’s letter, definitive proxy statement, and information on how to vote AGAINST on the GOLD proxy card or GOLD voting instruction form, will also be available at www.UnlockWT.com.

We urge stockholders to vote AGAINST the re-election of Win Neuger, Anthony Bossone, and Jonathan Steinberg on the GOLD ETFS proxy card, to send a clear and resounding message to the Board.

Stockholders who have question or require assistance in voting their GOLD proxy card, or need additional copies of ETFS Capital’s proxy materials, are encouraged to contact Saratoga Proxy Consulting LLC at (888) 368-0379 or (212) 257-1311 or info@saratogaproxy.com

About ETFS Capital Limited

In 2008, WisdomTree spent $611 million to acquire the European ETC business of ETF Securities Limited (now called ETFS Capital Limited) for cash and shares, becoming the largest shareholder in WisdomTree.

ETFS Capital is a London-based strategic investment company focused on growth opportunities across the ETF ecosystem. As part of its investment process, ETFS Capital receives and analyses many dozens of business ideas and proposals within the ETF ecosphere each year and conducts in-depth technical and commercial due diligence on the companies where it chooses to deploy capital. Thereafter it engages in a hands-on approach, as a partner to management teams and Boards bringing its unparalleled industry-specific expertise for the benefit of those companies.

Investor Contact:

John Ferguson

Saratoga Proxy Consulting LLC

Toll free (888) 368-0379

+1-212-257-1311
info@saratogaproxy.com

www.UnlockWT.com

Media Contact:

Dan Gagnier / Riyaz Lalani

Gagnier Communications LLC
+1-646-569-5897
ETFS@gagnierfc.com

PDF available at: http://ml.globenewswire.com/Resource/Download/834f1fbd-f21a-4069-9bb2-765abb662e46

Item 2: On May 6, 2024, ETFS posted the following materials, including the press release and letter to stockholders referenced in Item 1, to www.unlockwt.com: